CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment 57 to Registration Statement No. 2-34371 on Form N-1A of our report dated September 14, 2006, relating to the financial statements of Endowments, comprising the Growth and Income and Bond Portfolios, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial highlights” in the Prospectuses and “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Costa Mesa, California
September 26, 2006